Exhibit 5.1
GIBSON, DUNN & CRUTCHER LLP
LAWYERS
A REGISTERED LIMITED LIABILITY PARTNERSHIP
INCLUDING PROFESSIONAL CORPORATIONS
1050 Connecticut Avenue, N.W. Washington, D.C. 20036-5306
(202) 955-8500
www.gibsondunn.com
July 11, 2006

(202) 955-8500	C 19486-00001
(202) 467-0539
CoStar Group, Inc.
     Re: Registration Statement on Form S-8 of CoStar Group, Inc.
Ladies and Gentlemen:
     We refer to the registration statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), filed by CoStar Group, Inc., a Delaware corporation (the “Company”), with respect to the offer and sale by the Company of up to 100,000 shares (the “Shares”) of its common stock, $0.01 par value per share (the “Common Stock”), issuable pursuant to the CoStar Group, Inc. Employee Stock Purchase Plan (the “Plan”).
     We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations, as we deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all signatories that are natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.
     We have assumed, for the purposes of our opinions herein, that any conditions to the issuance of the Shares under the Plan have been or will be satisfied in full.
     Based on our examination mentioned above, subject to the assumptions stated above and relying, without independent investigation, on the statements of fact contained in the documents that we have examined, we are of the opinion that when issued and paid for in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable shares of Common Stock.

CoStar Group, Inc.
July 11, 2006

     We are not admitted to practice in the State of Delaware. However, for the limited purpose of our opinions set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the “DGCL”) as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the DGCL, as it presently exists and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP